Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street, NW Washington DC 20549 U.S.A.	Arthur Andersen LLP Suite 2100 355 4th Avenue SW Calgary AB T2P 0J1 Tel 403.298.5900 Fax 403.298.5990 www.andersen.com

July 22, 2002

Dear Sir/Madam:

We have read Item 4(a)(1) included in Amendment No.1 to Form 8-K of Energy Exploration Technologies to be filed with the Securities and Exchange Commission on July 22, 2002 and are in agreement with the statements contained therein.

Yours very truly,

Arthur Andersen LLP

By: /s/ W.H. English pp
W.H. English

cc
George Liszicasz
Chief Executive Officer, Energy Exploration Technologies

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